EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION ANNOUNCES
4th QUARTER AND FULL YEAR 2006 RESULTS
     (Fort Smith, Arkansas, January 24, 2007) — Arkansas Best Corporation (Nasdaq: ABFS) today announced fourth quarter 2006 income from continuing operations of $14.2 million, or $0.56 per diluted common share, compared to $29.5 million, or $1.15 per diluted common share in the fourth quarter of 2005. Arkansas Best’s revenue during the fourth quarter of 2006 was $449.0 million, a per-day decrease of 3.9% compared to the fourth quarter of 2005.
     “Despite a challenging economic environment in the last few months of the year, Arkansas Best closed the year with a strong financial position, and ABF generated its fifth best yearly operating ratio since the industry was deregulated in 1980,” said Robert A. Davidson, Arkansas Best President and Chief Executive Officer.
     For the full year of 2006, Arkansas Best reported income from continuing operations of $3.16 per diluted common share compared to $3.99 per diluted common share in 2005. Excluding a previously disclosed after-tax pension settlement accounting charge of $0.24 per share, full year 2006 earnings from continuing operations were $3.40 per diluted share. This compares to full year 2005 earnings from continuing operations of $3.61 per diluted share, after adjusting for a $0.38 per share gain on the sale of properties to G.I. Trucking Company. Arkansas Best’s 2006 full year revenue was $1.86 billion, a per-day increase of 6.6% over 2005 full year revenue from continuing operations of $1.75 billion.
ABF Freight System, Inc.®
     ABF Freight System, Inc. had fourth quarter 2006 revenue of $436.1 million, a per-day decrease of 4.3% compared to fourth quarter 2005 revenue of $455.5 million. ABF’s total tonnage per day during the fourth quarter of 2006 decreased by 6.8% compared to the same period last year. ABF’s operating income during the 2006 fourth quarter was $20.8 million compared to $48.4 million in the same period last year. ABF’s fourth quarter 2006 operating ratio was 95.2% compared to its fourth quarter 2005 operating ratio of 89.4%.

     “In October and continuing into November, traditionally among the busiest months of the year, ABF experienced a sudden and dramatic reduction in business that mirrored conditions throughout the trucking industry,” said Mr. Davidson. “This year’s sequential decline in total weight per day from September to October was the largest, by far, in over twenty years. It occurred at a time when ABF was operationally prepared for strong seasonal business and for maintaining the aggressive customer service level improvements initiated in the third quarter of 2006. In addition, ABF was, and continues to be, in the midst of further expansion of its regional service under the Regional Performance Model (RPM). As a result, we were delayed in reducing labor and other costs from the ABF network, and our fourth quarter operating ratio was negatively impacted.”
     “The negative operating leverage ABF experienced in the fourth quarter was reminiscent of ABF’s 2001 results compared to 2000, when similar tonnage declines resulted in a significant increase in ABF’s operating ratio,” said Mr. Davidson. “In a cyclical industry, ABF has managed through previous periods of declining tonnage by maintaining pricing discipline and closely monitoring costs. We are doing that now. As in the past, when tonnage levels improve, we expect that profitability should return to traditional levels.”
     “This year’s fourth quarter operating ratio deteriorated by about one percentage point due to investments in the RPM initiative, as we anticipated,” said Mr. Davidson. “This is in addition to the negative impact of declining tonnage on our quarterly results. Workers’ compensation costs added 0.5 percentage points to ABF’s operating ratio compared to unusually favorable expenses in the last three months of 2005. This year’s fourth quarter workers’ compensation costs were in line with expectations and below the ten-year average as a percent of revenue. However, during the fourth quarter of 2005, these costs were unusually low because of favorable claim and severity trends and because of a reserve reduction related to positive information regarding claims covered by the California guaranty fund.”
     “A large part of ABF’s past financial success has been the result of closely matching labor costs with available freight levels. ABF has taken steps to scale expenses to available tonnage although we do expect unit labor costs to be higher until industry tonnage levels recover,” said Mr. Davidson. “As we move through 2007, ABF has the flexibility of selling a greater amount of revenue equipment, if needed, in order to better match its fleet size to current business levels.”

     Total billed revenue per hundredweight was $25.07, an increase of 3.2% over last year’s fourth quarter figure of $24.30. “Despite a very challenging freight environment, ABF’s pricing has remained very good,” said Mr. Davidson. “During a quarter when more than a third of ABF’s contract and deferred pricing agreements renewed, the average price increase on that portion of ABF’s business was 4.6%. This is encouraging and an indication of the success of ABF’s focus on individual account profitability. It also demonstrates that ABF’s customers recognize the value ABF offers as a result of lower freight claims, improved transit time reliability, better cargo handling, superior technology and a higher level of personal customer service.”
     For the full year of 2006, ABF’s revenue was $1.81 billion, a per-day increase of 6.4% over 2005 revenue. ABF’s 2006 operating ratio was 92.5%, after adjusting for the settlement accounting charge, versus an operating ratio of 90.9% in 2005. ABF’s 2006 operating income was $125.1 million versus $155.7 million during 2005. Excluding the settlement accounting charge, ABF’s 2006 operating income was $135.3 million. Total tonnage per day in 2006 increased 1.5% over 2005. Total billed revenue per hundredweight for 2006 was $25.03, an increase of 4.7% over last year’s full year figure of $23.90.
     ABF’s 2006 full year cargo claim ratio, a measure of net cash payouts to revenue, was 0.76%, the best ABF has experienced in over twenty years. “We believe this is one of the lowest cargo claim ratios in the LTL industry and an illustration of ABF’s reliable freight handling and superior customer service,” said Mr. Davidson. In addition, ABF’s 2006 Department of Transportation (DOT) reportable accidents per million road miles decreased by 14% versus 2005 and ABF’s 2006 DOT reportable accidents per million city miles decreased by 25%. “These significant improvements in reducing vehicular accidents confirm ABF’s reputation as the safest carrier on our nation’s highways,” said Mr. Davidson.
     In early January, ABF began the marketing of the Central and Southern portions of its Regional Performance Model (RPM), which now provides improved next-day and second-day services in the eastern two-thirds of the United States. The RPM network, which features enhanced flexibility and operational efficiency for short-haul freight transportation, includes regional linehaul operating models that are separate from and parallel to those of ABF’s national linehaul network. “ABF continues to develop the RPM infrastructure in order to provide competitive service in these lanes,” said Mr. Davidson. “ABF’s sales force and our other employees are enthusiastic and fully engaged in this exciting new effort. Our customers are pleased that ABF is able to extend its high level of service and value to shorter-haul shipments.”

     “The RPM initiative did not have a significant impact on our system revenue totals in the fourth quarter of 2006. Until it gains traction, possibly not until the latter half of this year, we do not anticipate that RPM will have a meaningful impact on revenue. However, we will continue the operational investments necessary to fully implement RPM. As in our traditional long-haul markets, ABF will sell higher value rather than cheaper prices. As a result, market penetration will require patience, but the additional business will be more profitable and lasting customer relationships will be developed,” said Mr. Davidson. “The current economic environment hasn’t been a particularly good time to begin this important initiative. Nevertheless, it’s vital for our company’s future, and the sooner we start, the sooner we reach our goals. We believe that enhanced regional capabilities and improved service throughout our system are excellent investments that, over time, will yield solid results.”
Capital Expenditures
     Arkansas Best estimates 2007 net capital expenditures will be approximately $110 million to $135 million. Total net capital expenditures in 2006 were $136 million. Other than purchases related to the RPM initiative, the 2007 capital expenditure plan does not include expansion of the road tractor and doubles trailer fleets. Road and city equipment replacements are expected to be $63 million, and investments in RPM should be $20 million.
     The low-end 2007 capital expenditure plan is below our net capital expenditures for 2006 because in 2007 ABF does not expect to purchase rail trailers and is adding less city delivery equipment.
     There is the potential for additional capital expenditures amounting to as much as $25 million above the low-end figure of $110 million. These could include real estate opportunities throughout ABF’s network and purchases of city equipment, if needed.
     Arkansas Best’s depreciation and amortization for 2007 is estimated to be approximately $75 million to $80 million.

Common Stock Purchase
     During the fourth quarter of 2006, Arkansas Best purchased 250,000 shares of its common stock in the open market for an aggregate cost of $10.1 million. These common shares were added to the company’s treasury stock. Since January 2003, Arkansas Best has purchased 1,493,150 shares totaling $51.9 million. Under a program announced in July 2005, Arkansas Best currently has authorization to purchase up to an additional $23.1 million of its common stock. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.
Pension Plans
     Arkansas Best has an unfunded supplemental pension benefit plan for the purpose of providing supplemental retirement benefits to executive officers of the company. As a result of benefit distributions under this plan, in 2006 Arkansas Best recorded pre-tax settlement accounting charges of $10.2 million, or $0.24 per diluted common share, net of taxes. Likewise, an upcoming distribution of benefits to another retiring officer will result in Arkansas Best recording, in the first quarter of 2007, pre-tax charges estimated to be $1.1 million, or $0.03 per diluted common share, net of taxes. Effective December 16, 2005, Arkansas Best’s supplemental pension benefit plan was closed to new participants, and executive officers added since that date are participating in a three-year, performance-based plan.
     In order to recognize the funded status of Arkansas Best’s nonunion defined benefit pension and other postretirement benefit plans on its balance sheet, as now required by Financial Accounting Standards Board Statement No. 158, Arkansas Best’s stockholders’ equity was reduced, net of deferred taxes, by $34 million as of December 31, 2006.
Conference Call
     Arkansas Best Corporation will host a conference call with company executives to discuss the 2006 fourth quarter results. The call will be today, Wednesday, January 24, at 11:00 a.m. EST (10:00 a.m. CST). Interested parties are invited to listen by calling (877) 275-1257 or (706) 634-6529 (for international callers). Following the call, a recorded playback will be available through the end of the day on Friday, February 16, 2007. To listen to the playback, dial (800) 642-1687 or (706) 645-9291 (for international callers). The conference call ID for the playback is 5755425. The conference call and playback can also be accessed, through Friday, February 16, on Arkansas Best’s Web site at www.arkbest.com.

Company Description
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at www.arkbest.com and www.abf.com.
Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risks, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and nonunion employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.
     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
		(Unaudited)
	($ thousands, except share and per share data)
OPERATING REVENUES	$448,954	$467,023	$1,860,477	$1,752,017
OPERATING EXPENSES AND COSTS(1)	428,369	420,265	1,735,798	1,585,493

OPERATING INCOME	20,585	46,758	124,679	166,524
OTHER INCOME (EXPENSE)
Short-term investment income	1,449	863	4,996	2,382
Interest expense and other related financing costs	(287)	(382)	(1,119)	(2,157)
Other, net	1,182	839	2,963	1,702

	2,344	1,320	6,840	1,927

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22,929	48,078	131,519	168,451
FEDERAL AND STATE INCOME TAXES
Current	3,858	14,215	50,667	71,933
Deferred	4,904	4,393	351	(6,235)

	8,762	18,608	51,018	65,698

INCOME FROM CONTINUING OPERATIONS	14,167	29,470	80,501	102,753

DISCONTINUED OPERATIONS, NET OF TAX
Income from operations	—	718	530	1,873
Gain from disposal	—	—	3,063	—

	—	718	3,593	1,873

NET INCOME	$14,167	$30,188	$84,094	$104,626

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.57	$1.17	$3.21	$4.06
Income from discontinued operations	—	0.03	0.14	0.07

NET INCOME	$0.57	$1.20	$3.35	$4.13

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	24,938,196	25,129,739	25,134,308	25,328,975

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.56	$1.15	$3.16	$3.99
Income from discontinued operations	—	0.03	0.14	0.07

NET INCOME	$0.56	$1.18	$3.30	$4.06

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,297,848	25,571,283	25,503,799	25,741,540

CASH DIVIDENDS PAID PER COMMON SHARE	$0.15	$0.15	$0.60	$0.54

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

(1) The year ended December 31, 2005 includes a $15.4 million pre-tax gain from the sale of properties to G.I. Trucking Company.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2006	2005
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,009	$5,767
Short-term investment securities	135,317	121,239
Accounts receivable, less allowances (2006 — $4,476; 2005 — $4,643)	143,216	149,551
Other accounts receivable, less allowances (2006 — $1,272; 2005 — $1,536)	8,912	8,568
Prepaid expenses	11,735	13,830
Deferred income taxes	36,532	34,859
Prepaid income taxes	3,024	3,346
Other	7,212	7,821
Assets of discontinued operations	—	23,901

TOTAL CURRENT ASSETS	350,957	368,882
PROPERTY, PLANT AND EQUIPMENT
Land and structures	228,375	228,329
Revenue equipment	498,844	413,609
Service, office and other equipment	140,516	121,488
Leasehold improvements	17,735	15,686

	885,470	779,112
Less allowances for depreciation and amortization	423,587	397,036

	461,883	382,076
PREPAID PENSION COSTS	—	25,855
OTHER ASSETS	61,959	80,331
GOODWILL, less accumulated amortization (2006 and 2005 — $32,037)	63,917	63,916

	$938,716	$921,060

Accounting for Defined Benefit Pension and Other Postretirement Plans: Effective December 31, 2006, Arkansas Best Corporation adopted Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires the funded status of defined benefit pension and other postretirement benefit plans to be recognized in the balance sheet. As a result, the year-to-year comparisons of prepaid pension, pension and postretirement liabilities, deferred taxes and accumulated other comprehensive loss are impacted by the adoption of this new standard.
Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	December 31	December 31
	2006	2005
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft and drafts payable	$17,423	$18,851
Accounts payable	63,477	54,137
Income taxes payable	5,833	12,239
Accrued expenses	169,610	173,293
Current portion of long-term debt	249	317
Liabilities of discontinued operations	—	10,193

TOTAL CURRENT LIABILITIES	256,592	269,030
LONG-TERM DEBT, less current portion	1,184	1,433
PENSION AND POSTRETIREMENT LIABILITIES	56,438	33,679
OTHER LIABILITIES	25,655	25,586
DEFERRED INCOME TAXES	19,452	37,251
OTHER COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2006: 26,407,472 shares; 2005: 26,281,801 shares	264	263
Additional paid-in capital	250,469	242,953
Retained earnings	415,876	347,051
Treasury stock, at cost, 2006: 1,552,932 shares; 2005: 902,932 shares	(52,825)	(25,955)
Unearned compensation — restricted stock	—	(5,103)
Accumulated other comprehensive loss	(34,389)	(5,128)

TOTAL STOCKHOLDERS’ EQUITY	579,395	554,081

	$938,716	$921,060

Accounting for Defined Benefit Pension and Other Postretirement Plans: Effective December 31, 2006, Arkansas Best Corporation adopted Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires the funded status of defined benefit pension and other postretirement benefit plans to be recognized in the balance sheet. As a result, the year-to-year comparisons of prepaid pension, pension and postretirement liabilities, deferred taxes and accumulated other comprehensive loss are impacted by the adoption of this new standard.
Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31
	2006	2005
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$84,094	$104,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,727	61,851
Other amortization	211	245
Settlement accounting expense	10,192	—
Share-based compensation expense	4,708	842
Provision for losses on accounts receivable	1,023	2,145
Deferred income tax provision (credit)	351	(5,370)
Fair value of interest rate swap	—	(873)
Gain on disposal of discontinued operations, net of taxes	(3,063)	—
Gain on sales of assets and other	(3,547)	(17,302)
Excess tax benefits from share-based compensation	(1,710)	—
Changes in operating assets and liabilities:
Receivables	6,108	(17,090)
Prepaid expenses	2,058	1,803
Other assets	18,631	(10,560)
Accounts payable, taxes payable, accrued expenses and other liabilities	(18,327)	27,230

NET CASH PROVIDED BY OPERATING ACTIVITIES	168,456	147,547

INVESTING ACTIVITIES
Purchases of property, plant and equipment (1)	(147,463)	(93,119)
Proceeds from asset sales	11,913	29,129
Proceeds from disposal of discontinued operations	21,450	—
Purchases of short-term investment securities	(386,358)	(378,445)
Proceeds from sales of short-term investment securities	372,280	295,680
Capitalization of internally developed software and other	(4,117)	(4,026)

NET CASH USED BY INVESTING ACTIVITIES	(132,295)	(150,781)

FINANCING ACTIVITIES
Payments on long-term debt	(317)	(388)
Net change in bank overdraft	(2,050)	(1,566)
Payment of common stock dividends	(15,269)	(13,704)
Purchases of treasury stock	(26,870)	(12,621)
Excess tax benefits from share-based compensation	1,710	—
Proceeds from the exercise of stock options and other	5,877	4,921

NET CASH USED BY FINANCING ACTIVITIES	(36,919)	(23,358)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(758)	(26,592)
Cash and cash equivalents at beginning of period	5,767	32,359

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,009	$5,767

(1)	Does not include $6.5 million of revenue equipment which was received but not yet paid for at December 31, 2006.

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA,
OPERATING RATIOS AND FINANCIAL STATISTICS

	Three Months Ended				Year Ended
	December 31				December 31
	2006		2005		2006		2005
	(Unaudited)
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)	$436,072		$455,547		$1,810,328		$1,708,961
Other revenues and eliminations	12,882		11,476		50,149		43,056

Total consolidated operating revenues	$448,954		$467,023		$1,860,477		$1,752,017

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$263,216	60.4%	$254,441	55.9%	$1,067,174	58.9%	$1,006,188	58.9%
Supplies and expenses	72,472	16.6	71,196	15.6	293,203	16.2	254,774	14.9
Operating taxes and licenses	12,645	2.9	11,824	2.6	48,116	2.7	44,534	2.6
Insurance	6,792	1.6	6,896	1.5	28,584	1.6	27,724	1.6
Communications and utilities	3,728	0.9	3,523	0.8	15,269	0.8	14,156	0.8
Depreciation and amortization	16,916	3.9	15,547	3.4	63,519	3.5	55,106	3.2
Rents and purchased transportation	38,644	8.9	42,946	9.4	158,564	8.8	148,479	8.7
Other	1,280	0.1	1,422	0.3	4,007	0.2	4,356	0.3
Settlement accounting expense	88	—	—	—	10,192	0.6	—	—
Gain on sale of property and equipment	(541)	(0.1)	(648)	(0.1)	(3,416)	(0.2)	(2,012)	(0.1)

	415,240	95.2%	407,147	89.4%	1,685,212	93.1%	1,553,305	90.9%

Other expenses and eliminations(2)	13,129		13,118		50,586		32,188
Total consolidated operating expenses and costs	$428,369		$420,265		$1,735,798		$1,585,493

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$20,832		$48,400		$125,116		$155,656
Other income and eliminations(2)	(247)		(1,642)		(437)		10,868

Total consolidated operating income	$20,585		$46,758		$124,679		$166,524

Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(1) Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.
(2) The year ended December 31, 2005 includes a $15.4 million pre-tax gain from the sale of properties to G.I. Trucking Company.

Rolling Twelve Months
Ended
December 31, 2006
FINANCIAL STATISTICS
After-Tax Return on Capital Employed(3)	15.4%
(3) (Net income from continuing operations, excluding settlement accounting expense + interest after tax) / (average total debt + average equity)

ARKANSAS BEST CORPORATION
RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE

	Year Ended
	December 31
	2006	2005
	(Unaudited)
	($ thousands, except per share data)

ABF Freight System, Inc.

Operating Income
Amounts from continuing operations, on a GAAP basis	$125,116	$155,656
Settlement accounting charges, pre-tax	10,192	—

Non-GAAP amounts disclosed	$135,308	$155,656

Operating Ratio
Amounts from continuing operations, on a GAAP basis	93.1%	90.9%
Settlement accounting charges, pre-tax	(0.6)	—

Non-GAAP amounts disclosed	92.5%	90.9%

Arkansas Best Corporation — Consolidated

Operating Income
Amounts from continuing operations, on a GAAP basis	$124,679	$166,524
Settlement accounting charges, pre-tax	10,192	—
Gain on sale of properties to G.I. Trucking Company, pre-tax	—	(15,370)

Non-GAAP amounts disclosed	$134,871	$151,154

Income from Continuing Operations
Amounts from continuing operations, on a GAAP basis	$80,501	$102,753
Settlement accounting charges, after-tax	6,194	—
Gain on sale of properties to G.I. Trucking Company, after-tax	—	(9,757)

Non-GAAP amounts disclosed	$86,695	$92,996

Diluted Earnings Per Share
Amounts from continuing operations, on a GAAP basis	$3.16	$3.99
Settlement accounting charges, after-tax	0.24	—
Gain on sale of properties to G.I. Trucking Company, after-tax	—	(0.38)

Non-GAAP amounts disclosed	$3.40	$3.61

Non-GAAP Financial Measures. The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results.

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS

	Three Months Ended December 31			Year Ended December 31
	2006	2005	% Change	2006	2005	% Change
	(Unaudited)
Workdays	61	61		252	253
Billed Revenue* / CWT	$25.07	$24.30	3.2%	$25.03	$23.90	4.7%
Billed Revenue* / Shipment	$313.84	$319.62	(1.8)%	$317.72	$301.47	5.4%
Shipments	1,368,842	1,398,377	(2.1)%	5,692,275	5,669,092	0.4%
Tonnage (tons)	856,816	919,760	(6.8)%	3,613,471	3,574,816	1.1%
Tons/Day	14,046	15,078	(6.8)%	14,339	14,130	1.5%
* Billed revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.
Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Ms. Judy R. McReynolds, Senior Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200
END OF RELEASE